Exhibit 10.4

TOUCAN GAMING, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of November 1, 2024

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
TOUCAN GAMING, LLC

This Amended and Restated Limited Liability Company Agreement (this "Agreement") of Toucan Gaming, LLC, a Delaware limited liability company (the "Company"), is entered into as of November 1, 2024 (the "Effective Date") by and among the Company, Toucan Management, LLC ("Toucan Management") and Accel Entertainment LLC ("Accel") and any other Person who, after the date hereof, becomes a Member in accordance with the terms of this Agreement (collectively, the "Members"). Unless otherwise noted or defined elsewhere in this Agreement, capitalized terms used in this Agreement have the meanings ascribed herein, as more fully set forth in ARTICLE X.

WHEREAS, the Company was initially formed as a corporation on October 20, 1993, by the filing of Articles of Incorporation with the Secretary of State of the State of Louisiana, and converted from a corporation to a limited liability company on October 31, 2024, by the filing of a Louisiana Articles of Charter Surrender with the Secretary of State of the State of Louisiana and a Certificate of Conversion with the Department of State of the State of Delaware;

WHEREAS, on November 1, 2024, pursuant to that certain Unit Purchase Agreement (the "Toucan Gaming UPA") by and among L.S.M. Holdco, Inc., Accel and the Company, Accel became the owner of 90% of the issued and outstanding membership interests of the Company;

WHEREAS, immediately thereafter, L.S.M. Holdco, Inc. transferred 10% of the issued and outstanding membership interests of the Company to Stan Guidroz ("Guidroz"), resulting in Accel owning 90% of the issued and outstanding membership interests of the Company and Guidroz owning 10% of the issued and outstanding membership interests of the Company;

WHEREAS, promptly following the consummation of the Toucan Gaming UPA and pursuant to the Asset Purchase Agreement, by and among Accel, Toucan Device Owner, LLC (f/k/a Toucan Gaming, LLC) ("Toucan Device Owner"), Toucan Management and Guidroz, the Company (as the permitted assignee of Accel) acquired substantially all of the assets of Toucan Device Owner other than the Toucan Device Owner device license on the terms (the "Toucan Device Owner Assets"), and subject to the conditions, set forth therein and, as part of the consideration therefor;

WHEREAS, Accel contributed all of the Toucan Device Owner Assets to the Company;

WHEREAS, Toucan Management contributed all of the membership interests of Toucan Device Owner to the Company in exchange for 5% of the outstanding membership interests of the Company;

WHEREAS, Guidroz contributed 10% of the outstanding membership interests of the Company to Toucan Management, resulting in Accel owning 85% of the issued and outstanding membership interests of the Company and Toucan Management owning 15% of the issued and outstanding membership interests of the Company; and

WHEREAS, the Company and the Members desire to execute and deliver this Agreement to set forth the rights, powers and interests of the Members with respect to the Company and their membership interest therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:
ARTICLE I
Organizational Matters

Section 1.01 Name. The name of the Company is Toucan Gaming, LLC.

Section 1.02 Principal Office. The principal office of the Company is located at 165 Industrial Parkway, Lafayette, LA 70508, or such other location as may from time to time be determined by the Manager. The Manager shall give prompt notice of any such change to each of the Members.

Section 1.03 Registered Office; Registered Agent. The registered office of the Company and the registered agent for service of process on the Company in the State of Delaware shall be that office and Person named in the Certificate of Formation or such other office (which need not be a place of business of the Company) or such other Person or Persons as the Manager may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 1.04 Purpose; Powers.

(a)The purposes of the Company are to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto.

(b)The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 1.05 Term. The term of the Company commenced on the date and time the Certificate of Formation were filed with the Department of State of the State of Delaware and shall continue in existence in perpetually or until any earlier date when the Company is terminated in accordance with the provisions of this Agreement or as provided by law.
ARTICLE II
Members

Section 2.01 Members. The names, mailing addresses, and Membership Interests of the Members are set out in Schedule I attached hereto (the "Members Schedule"). The Manager shall maintain and update the Members Schedule upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

Section 2.02 Capital Contributions; Capital Accounts; No Withdrawals.

(a)The Members have contributed to the Company the amounts, in the form of cash, property, services, or a promissory note or other obligation (as such amounts may be amended herein from time to time, the "Capital Contributions") set out in the Members Schedule. No Member is required to make additional Capital Contributions to the Company.

(b)The Company shall establish and maintain for each Member a separate capital account (a "Capital Account") on its books and records in accordance with the provisions of Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). Each Capital Account shall be (i) credited by such Member's Capital Contributions to the Company and any profits allocated to such Member in accordance with Section 4.01 and (ii) debited by any distributions to such Member pursuant to Section 5.01(a) and any losses allocated to such Member in accordance with Section 4.01. For purposes of maintaining the Members' Capital Accounts, profits and losses shall be determined in accordance with Treasury Regulation Section 1.704-1(b). The Capital Accounts shall be adjusted by the Manager upon the occurrence of an event described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) and (g) if the Manager determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. In the event of a Transfer of any Membership Interest in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred Membership Interest.

(c)No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement.

(d)Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made. Any loans made by Accel to the Company shall accrue interest at a rate equal to 200 basis points above Accel’s borrowing rate in effect during the term of any such loan and secured by the assets of the Company.

Section 2.03 Admission of Additional Members.

(a)Additional Members may be admitted from time to time in connection with (i) the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 3.02(b), or (ii) a Transfer of Membership Interests, subject to compliance with the provisions of ARTICLE VI, and in either case, following compliance with the provisions of Section 2.03(b) and with the unanimous consent of all existing Members.

(b)In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or a Transfer (including a Permitted Transfer)

of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking in the form of a joinder agreement on terms agreeable to the Manager. Upon the amendment of the Members Schedule by the Manager and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Membership Interests, such Person shall be admitted as a Member, shall be a party hereto, shall be deemed listed as such on the books and records of the Company, and thereupon shall be issued his, her, or its Membership Interests. The Manager shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 2.02.

Section 2.04 No Withdrawal; Death of Member.

(a)So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw as a Member prior to the dissolution and winding up of the Company and any such withdrawal or attempted withdrawal by a Member prior to the dissolution and winding up of the Company shall be null and void. As soon as any Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall cease to be a Member as a result of the bankruptcy of such Member or as a result of any other events specified in Section 18-304 of the Delaware Act.

(b)The death of any Member shall not cause the dissolution of the Company. In such event, the Company and its business shall be continued by the remaining Member or Members and the Membership Interests owned by the deceased Member shall be automatically Transferred to such Member's executors, administrators, testamentary trustees, legatees, distributees or beneficiaries, as applicable, as Permitted Transferees; provided, that any such Permitted Transferee shall be admitted as a Member only upon compliance with the provisions of Section 2.03(b).

Section 2.05 Certification of Membership Interests.

(a)The Company may, but shall not be required to, issue certificates evidencing Membership Interests in the Company.

(b)If the Manager shall issue certificates representing Membership Interests in accordance with Section 2.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, GIFT, PLEDGE, ENCUMBRANCE, HYPOTHECATION, OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 2.06 Meetings.

(a)Meetings of the Members may be called by (i) the Manager or (ii) a Member or group of Members holding more than 50% of the Membership Interests.

(b)Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than 2 days and not more than 30 days before the date of the meeting to each Member, by or at the direction of the Manager or the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company's principal office or at such other place, as the Manager or the Member(s) calling the meeting may designate in the notice for such meeting.

(c)Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(e)The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include other business to be conducted by the Members; provided, that the Members shall have been notified of the meeting in accordance with Section 2.06(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(f)A quorum of any meeting of the Members shall require the presence, whether in person or by proxy, of the Members holding a majority of the Membership Interests. Subject to Section 2.07, no action may be taken by the Members unless the appropriate quorum is present at a meeting.

(g)Subject to Section 2.07, Section 3.02 and Section 11.09, and any other provision of this Agreement or non-waivable provisions of the Delaware Act requiring the vote, consent, or approval of a different percentage of the Membership Interests, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of the Members holding a majority of the Membership Interests.

Section 2.07 Action Without Meeting. Notwithstanding the provisions of Section 2.06, any matter that is to be voted on, consented to, or approved by Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which each Member entitled to vote on the action is present and votes in favor of the matter. A record shall be maintained by the Manager of each such action taken by written consent of a Member or Members.

Section 2.08 Gaming Related Matters.

(a)In the event that a Member (or a Gaming Related Person of such Member) experiences a Gaming Problem, the applicable Member shall promptly notify the other Members and the Manager of the relevant details and take all actions necessary or advisable to eliminate, terminate, discontinue or otherwise cure the Gaming Problem, including (i) terminating the relationship with any Person giving rise to the Gaming Problem, (ii) effecting the Transfer of its Membership Interests as permitted hereunder, and (iii) taking all other actions as may be necessary or appropriate to remedy the Gaming Problem. Notwithstanding anything contained herein to the contrary, all Transfers or redemptions of Membership Interests shall be subject to compliance with all applicable requirements of all Gaming Laws, including any right of prior approval, review and/or filing thereunder. If any Governmental Authority requires the implementation of another mechanism or terms for any Transfers or redemptions of Membership Interests that are inconsistent with Article VI of this Agreement, the terms required by such Governmental Authority will control and the applicable provisions of this Agreement will be deemed modified by the Manager (without the consent of any Member) in a manner consistent with such requirements, and the Manager shall have authority to implement such modifications (without the consent of any Member) at its discretion.

(b)In the event that the Manager determines that a Gaming Problem exists with respect to a Toucan Management Member (or a Gaming Related Person of such Toucan Management Member), and such Toucan Management Member has not eliminated, terminated, discontinued or otherwise cured such Gaming Problem by the earlier of (i) any deadline imposed by the relevant Governmental Authority and/or the Manager or (ii) sixty (60) days after such Toucan Management Member received notice of such Gaming Problem, then such Toucan Management Member's Membership Interests shall be subject to repurchase pursuant to Section 6.05 hereof.

ARTICLE III
Management

Section 3.01 Management of the Company. Subject to the provisions of Section 3.02 and except as otherwise provided by non-waivable provisions the Delaware Act, the business, property and affairs of the Company shall be managed solely and exclusively by the Manager. The actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a duly adopted resolution expressly authorizing such action.

Section 3.02Actions Requiring Approval of Members. Without the unanimous written approval of all Members, the Company shall not, and shall not enter into any commitment to:

(a)enter into, or to amend, restate or waive any provision of, any contract, agreement or transaction with Accel or any Affiliate of Accel, unless such agreement, contract or transaction is on terms and conditions not materially less favorable in the aggregate to the Company, as the case may be, than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person; provided, however, that the foregoing provisions of this Section 3.02(a) shall not apply to the Company (a) reimbursing Accel or any of its Affiliates for expenses incurred on behalf of the Company, (b) engaging in any transaction or paying any consideration, indemnification, reimbursement or advancement of expenses expressly permitted by this Agreement, (c) paying any indemnification, reimbursement and advancement of expenses to directors or officers of any subsidiary of the Company to the extent permitted by law and the applicable entity organizational documents, or (d) making loans to the Company, subject to compliance with Section 2.02(d); or

(b)Issue additional Membership Interests, Equity Securities, or other securities.

Section 3.03 Officers. The Manager may appoint one or more individuals as officers of the Company (the "Officers") as the Manager deems necessary or desirable to carry on the business of the Company and may delegate to such Officers such power and authority as the Manager deems advisable. An Officer is not required to be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Manager or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the Manager. Any Officer may be removed by the Manager at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the Manager.

Section 3.04 Replacement and Resignation of Manager. The Manager may be removed at any time, with or without cause, by the Members holding a majority of the Membership Interests. The Manager may resign at any time by delivering a written resignation to the Company, which resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of a particular event. Following the Manager's removal or resignation, a successor Manager shall be elected by the affirmative vote of the Members holding a majority of the Membership Interests. The removal of the Manager shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of such Member from the Company.

ARTICLE IV
Allocations

Section 4.01 Allocation of Profits and Losses.

(a)The Company's profits and losses for each Fiscal Year will be allocated among the Members pro rata in accordance with their Membership Interests.

(b)Notwithstanding any other provision of this Agreement, (i) "partner nonrecourse deductions" (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each Fiscal Year to the Member that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i) and "nonrecourse deductions" (as defined in Treasury Regulations Section 1.704-2(b)) and "excess nonrecourse liabilities" (as defined in Treasury Regulations Section 1.752-3(a)), if any, shall be allocated to and among the Members in accordance with their Membership Interests.

(c)This Agreement shall be deemed to include "qualified income offset," "minimum gain chargeback," and "partner nonrecourse debt minimum gain chargeback" provisions within the meaning of Treasury Regulations under Section 704(b) of the Code.

(d)All items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members for federal, state, and local income tax purposes consistent with the manner that the corresponding items are allocated among the Members pursuant to this section, except as may otherwise be provided herein or under the Code.
ARTICLE V
Distributions

Section 5.01 Distributions.

(a)Distributions of available cash shall be made to the Members at the times and in the aggregate amounts determined by the Manager. Such distributions shall be paid to the Members pro rata in accordance with their respective Membership Interests.

(b)Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate the Delaware Act or other Applicable Law.

(c)In the event that the Company consummates a divestiture of material assets or a material line of business that results in material taxable income to the Members in a taxable year (all as determined by the Manager in its good faith discretion), the Manager shall subject to any applicable covenants and restrictions contained in the Company’s loan agreements, and taking into account the Company's liquidity, cause the Company to distribute to the Members (ratably amongst the Members based upon each Member’s share of the taxable income taken into account pursuant to clause (i) below) with respect to such taxable year (other than any taxable year, or portion thereof, starting on or following the date on which there is a Sale of the Company) an amount of cash that, in the good faith judgment of the Manager equals (i) the amount of taxable income, if any, allocable to the Members in respect of such taxable year as a result of the applicable divestiture (net of taxable losses and tax credits allocated to the Members in respect of prior taxable years and not previously taken into account under this clause), multiplied by (ii) the highest combined marginal federal and applicable state income tax rate for married individuals filing jointly in the State of Louisiana.

ARTICLE VI
Transfers

Section 6.01 General Restrictions on Transfer.

(a)Except as permitted pursuant to Section 6.02 or as contemplated by Sections 6.03 through 6.06, no Member shall Transfer all or any portion of its Membership Interest in the Company, except with the written consent of the Manager. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 2.03 hereof.

(b)Notwithstanding any other provision of this Agreement (including Section 6.02, but excluding Sections 6.03 through Section 6.06)), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)if such Transfer or issuance would cause the Company to be considered a "publicly traded partnership" under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3);

(iii)if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under the Delaware Act;

(iv)if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi)if such Transfer or issuance would cause the assets of the Company to be deemed "Plan Assets" as defined under the Employee Retirement Income Security

Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.

(c)Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d)Except as provided in Section 2.04(b), no Transfer (including a Permitted Transfer) of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee (including a Permitted Transferee) is admitted as a Member of the Company in accordance with Section 2.03(b) hereof.

(e)For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term "Membership Interest," unless otherwise explicitly agreed to by the parties to such Transfer.

Section 6.02 Permitted Transfers. The provisions of Section 6.01(a) shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to any of the following (each, a "Permitted Transferee" and, any such Transfer to a Permitted Transferee, a "Permitted Transfer"):

(a)Any Affiliate of such Member; or

(b)With respect to any Member that is a natural Person, (i) such Member's Spouse, parent, siblings, descendants (including adoptive relationships and stepchildren), and the Spouses of each such natural persons (collectively, "Family Members"); (ii) a trust under which the distribution of Membership Interests may be made only to such Member and/or any Family Member of such Member; (iii) a charitable remainder trust, the income from which will be paid to such Member during his life; (iv) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such Member and/or Family Members of such Member; or (v) by will or by the laws of intestate succession, to such Member's executors, administrators, testamentary trustees, legatees, distributees, or beneficiaries.

Section 6.03 Drag-Along.

(a)If Accel approves a Sale of the Company and elects in writing to have such transaction governed by this Section 6.03 (as so approved, an "Approved Sale"), then each Member shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured (x) as a merger or consolidation, each Member shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) to include the sale of Membership Interests, each Member (other than Accel) shall agree to sell all of his, her or its Membership Interests and other

Equity Securities of the Company on the terms and conditions approved by Accel, subject to the terms and conditions of this Section 6.03. Each Member (other than Accel) shall take all actions in connection with the consummation of the Approved Sale as may be requested by Accel to the same extent as Accel (other than, with respect to Members who are also members of the management team of the Company, matters that customarily apply to members of management), including, but not limited to, becoming party to a purchase and sale agreement, merger and/or other agreements related to the Approved Sale which may provide for any of the following (among other things): (i) indemnification obligations, earn-outs and working capital, cash, debt and similar adjustments to purchase price and escrows, holdbacks and similar arrangements to support indemnification obligations and adjustments to purchase price, in each case, on a pro rata basis (based on the allocation of consideration in accordance herewith) other than any such obligations that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member's title to Membership Interests or such Member's authority, which shall be the sole responsibility of such Member; (ii) representations and warranties; (iii) non-compete, non-solicitation, non-disparagement and confidentiality obligations; (iv) general release of claims against the Company and its subsidiaries (subject to reasonable and customary exceptions such as rights to compensation, indemnification and professional liability insurance coverage); and (v) the appointment of Accel or its designee as a seller representative, with customary authority to act on behalf of all Members, including (A) disputing or refraining from disputing, on behalf of each of the Members any amounts to be received by the Members, or any claim made by the counterparty to such transaction agreement, (B) negotiating and compromising, on behalf of each of the Members, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, such transaction agreement, (C) executing, on behalf of each of the Members, any settlement agreement, release or other document with respect to such dispute or remedy (so long as any such settlement or release by any of the Members includes a release of such Member), and (D) determining the amount of, and holding, such reserves (to satisfy known or potential post-closing purchase price adjustments, indemnification claims, defense costs or any fees, costs and expenses incurred in connection with the Approved Sale or by the seller representative in performing its obligations under the transaction agreement) as Accel or such designee reasonably and in good faith deems appropriate. Each Member transferring Membership Interests pursuant to this Section 6.03 shall pay its pro rata share (based on the allocation of consideration in accordance herewith) of the reasonable expenses incurred by the Company and Accel in connection with such Transfer.

(b)The obligations of the Members under this Section 6.03 with respect to an Approved Sale are subject to the satisfaction of the condition that the consideration paid with respect to each Membership Interest shall be the same. Each Member shall take all actions in connection with an Approved Sale as may be requested by Accel to effect such allocation of consideration.

(c)Accel is hereby granted the sole right to approve or consent to a merger or consolidation of the Company without any approval or consent of any other Members. In no manner shall this Section 6.03 be construed to grant to any Member any dissenters rights or appraisal rights or give any other Member any right to vote in any transaction structured as a merger or consolidation.

(d)Accel may amend the terms of, or terminate, any Approved Sale at any time prior to its consummation at the sole discretion of Accel, and Accel shall have no obligation or liability to any Member in connection with any such amendment or termination. Accel shall have no obligation or liability to any Member for any breaches by the proposed acquirer of any of its obligations in connection with an Approved Sale, any termination of the Approved Sale or any failure of the Approved Sale to be consummated.

Section 6.04 Tag-Along Rights.

(a)With the exception of transfers to Permitted Transferees or in accordance with Section 6.03, at least fifteen (15) days prior to any Transfer of Membership Interests by Accel, Accel (the "Transferring Party") shall deliver a written notice (the "Transfer Notice") to the Company and each of the other Members, specifying in reasonable detail the identity of the prospective Transferee(s), the number of Membership Interests to be Transferred and, to the extent known, the terms and conditions of the Transfer. The Members may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Party within ten (10) days after delivery of the Transfer Notice (such period, the "Election Period", and the Members so electing, the "Electing Members"). The Electing Members shall be entitled to sell in the contemplated Transfer (or to the Transferring Party in lieu thereof pursuant to Section 6.04(b)), at the applicable price (taking into account any distribution priorities set forth in Section 5.01) and on the same terms (including becoming party to a purchase and sale agreement related to the Transfer with such terms and conditions as the Transferring Party shall approve), a number of Membership Interests, equal to the product of (i) the quotient determined by dividing (A) the number of Membership Interests owned by such Person by (B) the aggregate number of Membership Interests owned by the Transferring Party and all Electing Members and (ii) the number of Membership Interests to be Transferred by the Transferring Party as set forth in the Transfer Notice. Any Electing Member may elect to sell in any Transfer contemplated under this Section 6.04 a lesser number of Membership Interests than such Electing Member is entitled to sell hereunder, in which case the Transferring Party shall have the right to sell an additional number of Membership Interests in such Transfer equal to the number that such Electing Member has elected not to sell. Each Member Transferring Membership Interests pursuant to this Section 6.04 shall pay its pro rata share (determined based on his, her or its share of the final dollar amount of the proceeds allocated in such Transfer) of the expenses incurred by the Transferring Party in connection with such Transfer.

(b)With respect to any Transfer subject to Section 6.04(a), the Transferring Party shall not Transfer any of its Membership Interests to any prospective Transferee if such prospective Transferee declines to allow the participation of the Electing Members to the extent required by this Section 6.04, unless, in lieu of such participation, the Transferring Party or its Affiliates purchase the number of Membership Interests from each Electing Member which such Electing Member would have been entitled to sell under Section 6.04(a) for the price and on the terms such Electing Member would have been entitled to under Section 6.04(a).

(c)The Transferring Party may Transfer the Membership Interests specified in the Transfer Notice (less the number of Membership Interests which Electing Members have elected to sell in accordance with the terms hereof) to any Person at a price and on terms not more favorable, in the aggregate, to the Transferee(s) thereof than specified in the Transfer Notice during the 180-day period immediately following the Election Period. Any Transferring Party's Membership Interests not Transferred within such 180-day period shall be subject to the provisions of this Section 6.04 and any subsequent Transfer will require a new Transfer Notice.

Section 6.05 Call Option.

(a)At any time after the tenth anniversary of the Effective Date or, if prior to such date, upon either (w) the termination of Guidroz's employment with the Company for "Cause" (as defined in the Employment Agreement dated as of the Effective Date), (x) Guidroz has engaged or is engaging in any conduct in violation of any confidentiality, non-competition, non-solicitation or other similar restrictive covenant contained in any agreement with the Company or any of its Affiliates, (y) the occurrence of the conditions set forth in Section 2.08(b) in the event of a Gaming Problem as to any Toucan Management Member or (z) the consummation of a Sale of Accel Parent, the Company or its designee shall have the right, but not the obligation, to purchase (the "Call Option") all of the Membership Interests (the "Call Option Membership Interests") then held by Toucan Management, Guidroz, its or their Affiliates, Family Members or their respective Permitted Transferees (the "Toucan Management Members") at a price equal to the applicable Option Price by delivering a written notice of such election within ninety (90) days of the event in (x), (y), or (z), after which the Call Option shall terminate and expire to the Toucan Management Members (the date of such written notice, the "Call Option Exercise Notice Date"), which notice shall specify the Company's calculation of the Option Price.

(b)If the Company (or its designee) timely elects to purchase any Call Option Membership Interests pursuant to this Section 6.05, the Option Price shall be paid by the Company or its designee by check or wire transfer of immediately available funds; provided, however, that notwithstanding the foregoing, if the Call Option is being exercised pursuant to the clauses (w), (x) or (y) of Section 6.05(a), then the Option Price may be paid by the Company (or its designee) by delivery of one or more Purchaser Notes (as defined below).

(c)The Company (or its designee) will designate in writing to the Toucan Management Members, the time, date and place of any purchase under this Section 6.05. The closing of the purchase shall take place within ninety (90) days of the Call Option Exercise Notice Date or the Call Option will terminate. At the closing of a purchase pursuant to this Section 6.05, each Toucan Management Member shall transfer ownership of such Call Option Membership Interests and execute and deliver a representation and warranty that each such Toucan Management Member is conveying to the Company (or its designee) all of the Call Option Membership Interests free and clear of all liens, claims and encumbrances, except for those liens, claims and encumbrances set forth in this Agreement. If the Call Option Price for a Membership Interest is $0, such Membership Interest shall be deemed forfeited on the Call Option Notice Date without any further action by the Company or the applicable Toucan Management Member.

Section 6.06 Put Option.

(a)At any time (x) after the seventh anniversary of the Effective Date, (y) following the termination of Guidroz's employment with the Company without Cause (as defined in the Employment Agreement dated as of the Effective Date) or (z) following an Accel Parent Put Event, the Toucan Management Members may require (by delivery of written notice to the Company (the date of such written notice, the "Put Option Exercise Notice Date")) that the Company repurchase all (but not less than all) of the Membership Interests owned by the Toucan Management Members (the "Put Option Membership Interests") at a repurchase price equal to the applicable Option Price. The Company shall be entitled to designate Accel or one of its Affiliates as the purchaser of the Put Option Membership Interests hereunder, and all obligations of the Company, Accel, and their designees will be guaranteed by the Accel Parent.

(b)If the Toucan Management Members elect to exercise the option to require the Company to purchase the Put Option Membership Interests pursuant to this Section 6.06, the Option Price shall be paid by the Company or its designee by check or wire transfer of immediately available funds; provided, however, that notwithstanding the foregoing, if (x) the Company does not have sufficient liquidity to pay the Option Price in full in cash or (y) the terms of any debt financing arrangements of the Company or its Affiliates prohibit the Company from paying the Option Price in full in cash, then in either such case the applicable portion of the Option Price that is subject to such constraints may be paid by the Company by delivery of one or more Purchaser Notes . "Purchaser Note" shall mean an unsecured subordinated promissory note issued by the Company and guaranteed by the Accel Parent with a four-year maturity and bearing interest at a fixed rate equal to the "prime rate" as published in The Wall Street Journal on the Call Option Exercise Notice Date.

(c)The Company (or its designee) will designate in writing to the Toucan Management Members, the time, date and place of any purchase under this Section 6.06. The date will be within ninety (90) days of the Put Option Exercise Notice Date. At the closing of a purchase pursuant to this Section 6.06, each Toucan Management Member shall make a representation and warranty that each such Toucan Management Member is conveying to the Company (or its designee) all of the Put Option Membership Interests free and clear of all liens, claims and encumbrances, except for those liens, claims and encumbrances set forth in this Agreement.
ARTICLE VII
No Personal Liability and Indemnification

Section 7.01 No Personal Liability: Members; Manager.

(a)Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or other Members, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

(b)Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Manager will be obligated personally for any debt,

obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Manager.

Section 7.02 Indemnification.

(a)To the fullest extent permitted under the Delaware Act, any Covered Person (as defined in section (c) below) shall be entitled to indemnification and reimbursement of reasonable expenses from the Company for and against any loss, damage, claim, or expense (including reasonable attorneys' fees) (collectively, "Losses") whatsoever incurred by the Covered Person relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence) performed or omitted by any Covered Person on behalf of the Company; provided, however, that (i) any indemnity under this Section 7.02 shall be provided out of and to the extent of the Company assets only, and neither any Member or any other Person shall have any personal liability to contribute to such indemnity by the Company; (ii) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; and (iii) such Covered Person's conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction.

(b)Upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amounts if it is finally judicially determined that the Covered Person is not entitled to indemnification under this Section 7.02, the Company shall advance, to the extent reasonably required, each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 7.02.

(c)For purposes of this Section 7.02, "Covered Person" means (i) each Member; (ii) each Manager and Officer of the Company; and (iii) each officer, director, shareholder, partner, manager, member, Affiliate, employee, agent, or representative of each Member and of each Manager.

Section 7.03 No Duties. To the extent that, at law or in equity, a Member, Manager or Officer, in each case, in their capacity as such, has any duty (including any fiduciary duty) to the Company, a Member or any other Person that is party to or otherwise bound by this Agreement, all such duties are hereby eliminated, and each of the Company, Members and such other Persons hereby waives such duties (including any fiduciary duties), to the fullest extent permitted by the Delaware Act and all other applicable law.

ARTICLE VIII
Accounting and Tax Matters

Section 8.01 Inspection Rights. Upon reasonable notice from a Member, the Company shall afford the Member access during normal business hours to the corporate, financial, and similar records, reports, and documents of the Company, and shall permit the Member to examine such documents and make copies thereof.

Section 8.02 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for US, federal, state, and local income tax purposes. Neither the Manager nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 8.03 Tax Matters Representative.

(a)Appointment; Resignation. The Members hereby appoint the Manager as the "partnership representative" as provided in Section 6223(a) of the Code (the "Tax Matters Representative"). The Tax Matters Representative can be removed at any time by a vote of Members holding a majority of the Membership Interests of the Company, and shall resign if it is no longer a Member. In the event of the resignation or removal of the Tax Matters Representative, the holders of a majority of the Membership Interests of the Company shall appoint a new Tax Matters Representative.

(b)Tax Examinations and Audits. The Tax Matters Representative is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by any federal, state, local, or foreign taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit, upon receipt of a tax assessment or upon the receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of Members holding a majority of the Membership Interests of the Company, the Tax Matters Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency, or enter into any settlement agreement relating to items of income, gain, loss, or deduction of the Company with any federal, state, local, or foreign taxing authority.

(c)US Federal Tax Proceedings. To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the Bipartisan Budget Act of 2015 (the "Revised Partnership Audit Rules") pursuant to Section 6221(b) of the Code. For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative will cause the Company to elect the alternative procedure under Section 6226 of the Code, and furnish to the Internal Revenue Service and each Member (including former Members) during the year or years to which the notice of final partnership adjustment relates a statement of the Member's share of any adjustment set forth in the notice of final partnership adjustment.

(d)Section 754 Election. The Tax Matters Representative will make an election under Section 754 of the Code, if requested in writing by Members holding a majority of the outstanding Membership Interests.

(e)Indemnification. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

Section 8.04 Tax Returns.

(a)At the expense of the Company, the Manager will cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year (but in any event by March 31st of the year following such Fiscal Year), the Manager will deliver to each Member, Company information necessary for the preparation of such Member's federal, state, and local income tax returns for such Fiscal Year and information estimating the Company’s taxable income for the year following the Fiscal Year to enable each Member to estimate their income for the subsequent Fiscal Year.

(b)Each Member agrees that such Member shall not treat any Company item on such Member's federal, state, foreign, or other income tax return inconsistently with the treatment of the item on the Company's return.
ARTICLE IX
Dissolution and Liquidation

Section 9.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)An election to dissolve the Company made by holders of a majority of the Membership Interests;

(b)The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(c)The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 9.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 9.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 9.03, and the Articles of Organization shall have been cancelled as provided in Section 9.04.

Section 9..03 Liquidation. If the Company is dissolved pursuant to Section 9.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)The Manager, or another Person selected by the Manager, shall act as liquidator to wind up the Company (the "Liquidator"). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)First, to the payment of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)Second, to the establishment of and additions to reserves that are determined by the Manager to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)Third, to the Members, on a pro rata basis, in accordance with each Member's Membership Interests.

Section 9.04 Required Filings. Upon completion of the winding up of the Company, the Liquidator shall make all necessary filings required by the Delaware Act.
ARTICLE X
Definitions

Section 10.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 10.01:

(a)"Accel" means Accel Entertainment LLC.

(b)"Accel Parent" means Accel Entertainment, Inc.

(c)"Accel Parent Put Event" means (x) the consummation of a Sale of Accel Parent and (y) either (i) Andrew Rubenstein no longer being the CEO of Accel Parent or (ii) the change in 50% or more of Accel Parent's "Named Executive Officers", in each case of the foregoing clauses (i) or (ii), on our prior to the date that is twenty-four (24) months following the consummation of such Sale of Accel Parent.

(d)"Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

(e)"Applicable Law" means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (ii) any consents or approvals of any Governmental Authority; and (iii) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

(f)"Articles of Organization" means the Certificate of Formation filed with the Department of State of the State of Delaware on October 31, 2024.

(g)"Code" means the Internal Revenue Code of 1986, as amended.

(h)"Delaware Act" means the Delaware Limited Liability Company Act and any successor statute, as it may be amended from time to time.

(i)"Electronic Transmission" means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

(j)"Equity Securities" means any and all Membership Interests of the Company and any securities of the Company convertible into, exchangeable for, or exercisable for, such Membership Interests, including, without limitation, any warrants or other rights to acquire such Membership Interests.

(k)"Fiscal Year" means the calendar year, unless the Company is required or elects to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

(l)"Gaming Laws" means those Applicable Laws promulgated by any Governmental Authority under such Applicable Laws pursuant to which any Governmental Authority possesses regulatory or licensing authority over gaming within any jurisdiction.

(m)"Gaming License" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, qualifications, franchises and entitlements issued by any Governmental Authority necessary for the lawful conduct of activities under the Gaming Laws.

(n)"Gaming Problem" means, a determination by the Manager and/or the Company's Gaming Compliance Committee, that a "Gaming Problem" exists following the occurrence of any of the following: (i) a communication from a Governmental Authority that the Company or any Gaming Related Person does not satisfy any suitability, eligibility or other qualification criteria pursuant to any applicable Gaming Laws with respect to a Gaming License, including any character or suitability criteria thereunder, (ii) a communication from a Governmental Authority that a Gaming Related Person must divest itself of any interest in, or disassociate from, the Company or its Affiliates (including Accel), or (iii) a circumstances such that any Gaming Related Person is deemed likely, in the reasonable discretion of the Manager and/or the Company's Gaming Compliance Committee based on verifiable information received from any Governmental Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company, any Member and/or its Affiliates or any Gaming Related Person of the foregoing to obtain, maintain or renew any Gaming License held any such Person, or such as may result in the imposition of materially burdensome terms and conditions on, or the revocation or suspension of, such a Gaming License.

(o)"Gaming Related Person" means any Member or, with respect to any Member, any other Person whose relationship with such Member may result in Governmental Authorities determining that there is or may be a Gaming Problem.

(p)"Governmental Authority" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

(q)"Lien" means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

(r)"Manager" means, initially, Andrew Rubenstein, or such other Person as may be designated or become the Manager pursuant to the terms of this Agreement.

(s)"Marital Relationship" means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

(t)"Membership Interest" means an interest in the Company owned by a Member, including such Member's rights to (i) receive a distributive share of Company assets and items of Company income, gain, loss, and deduction; (ii) vote, consent, or participate in any Member decisions provided in this Agreement and the Delaware Act; and (iii) receive any and all other benefits due to a Member under this Agreement and the Delaware Act. The Membership Interest of each Member will be stated as a percentage interest in the same proportion as the total Capital Contributions of such Member bears to the total Capital Contributions of all Members.

(u)"Option Enterprise Value" means an amount equal to (x) seven (7), multiplied by (y) EBITDA of the Company for the twelve (12) month period ending as of the last day of the calendar month ending immediately preceding the month in which the Call Option Exercise Notice Date or Put Option Exercise Notice Date, as applicable, occurs.

(v)"Option Price" means the amount that the Toucan Management Members would receive in respect of their Membership Interests if the Total Equity Value was distributed to the Members in accordance with Section 5.01(a).

(w)"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

(x)"Sale of Accel Parent" means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Accel Parent and its subsidiaries, taken as a whole, to a Person who is not an Affiliate of Accel Parent or (ii) a transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities) the result of which is that the stockholders of Accel Parent immediately prior to such transaction, together with such stockholders' Affiliates, are after giving effect to such transaction no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of Accel Parent.

(y)"Sale of the Company" means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to a Person who is not an Affiliate of Accel or (ii) a transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities) the result of which is that the Members immediately prior to such transaction, together with such Members’ Affiliates, are after giving effect to such transaction no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company.

(z)"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

(aa)"Spouse" means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Member.

(bb)"Total Equity Value" means the aggregate proceeds which would be received by the Members if: (i) the assets of the Company as a going concern were sold at a price equal to the Option Enterprise Value; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all loans made by Accel or its Affiliates to the Company); and (iii) such net sale proceeds were then distributed in accordance with Section 5.01(a), all as determined in good faith by the Manager.

(cc)"Transfer" means to sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Membership Interests or any interest (including a beneficial interest) therein. "Transfer" when used as a noun shall have a correlative meaning.

(dd)"Transferor" and "Transferee" mean a Person who makes or receives a Transfer, respectively.
ARTICLE XI
Miscellaneous

Section 11.01 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any jurisdiction).

Section 11.02 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be brought in the federal courts of the United States of America or the courts of the State of Louisiana, in each case located in the City of Lafayette and Parish of Lafayette. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding.

Section 11.03 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.04 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Nothing contained in this Section 11.04 shall diminish the waiver described in Section 11.03.

Section 11.05 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)when delivered by hand;

(b)when received by the addressee if sent by a nationally recognized overnight courier;

(c)on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or

(d)on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.05):

If to the Company:	165 Industrial Parkway Lafayette, LA 70508 Email: andy@accelentertainment.com Attention: Andrew Rubenstein
with a copy to:	Accel Entertainment 140 Tower Drive Burr Ridge, Illinois 60527 Email: John.Lee@accelentertainment.com Attention: John Lee, Deputy General Counsel
If to the Manager:	Andrew Rubenstein 140 Tower Drive Burr Ridge, Illinois 60527 Email: andy@accelentertainment.com
with a copy to:	Accel Entertainment 140 Tower Drive Burr Ridge, Illinois 60527 Email: John.Lee@accelentertainment.com Attention: John Lee, Deputy General Counsel
If to a Member:	To the Member's respective mailing address as set forth on the Members Schedule.

Section 11.06 Remedies. In the event of any actual or prospective breach or default by any party, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance, awarded by a court of competent jurisdiction (without being required to post a bond or other security or to establish any actual damages). In this regard, the parties acknowledge and agree that they will be irreparably damaged in the event this Agreement is not specifically enforced, since (among other things) the Membership Interests are not readily marketable. All remedies hereunder are cumulative and not exclusive, may be exercised concurrently, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for any actual or prospective breach or default, including recovery of damages. In addition, the parties hereby waive and renounce any defense to such equitable relief that an adequate remedy at law may exist.

Section 11.07 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 11.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

Section 11.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by Members holding a majority of the Membership Interests, except that no amendment to this Agreement shall be effective if such amendment would (w) alter or change the powers, preferences, or special rights of one class of Membership Interests so as to materially adversely affect them and not similarly alter or change the powers, preferences or special rights of any other class of Membership Interests, without the approval of the holders of a majority of the Membership Interests of such class, (x) amend any provision of this Agreement that requires the unanimous consent or any of Sections 6.05 or 6.06 or this Section 11.09, in each case, without the approval of Toucan Management, (y) change a right expressly granted to Toucan Management herein, without the consent of Toucan Management or (z) impose any new obligation on Toucan Management or Guidroz, restrict Toucan Management or Guidroz from making Permitted Transfers pursuant to Section 6.02, or remove Toucan Management's or Guidroz's right to participate in Transfers pursuant to Section 6.04, without the approval of Toucan Management. Any such written amendment or modification will be binding upon the Company and each Member.

Section 11.10 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

Section 11.12 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 11.13 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

Toucan Gaming, LLC, a Delaware limited liability company

By: /s/ Andrew Rubenstein
Name: Andrew Rubenstein
Its: Manager

The Member:

Toucan Management, LLC, a Delaware limited liability company

By: /s/ Stan Guidroz
Stan Guidroz

Accel Entertainment, LLC, a Delaware limited liability company

By: /s/ Andrew Rubenstein
Name: Andrew Rubenstein
Its: President

Schedule I

MEMBERS SCHEDULE

Member Name, Address, Email, and Fax	Capital Contribution	Membership Interest
Toucan Management, LLC 407 Whitcomb Road Lafayette, LA 70503 Stan@toucanla.com	In Kind	15%

Accel Entertainment LLC 140 Tower Drive Burr Ridge, IL 60527 derekh@accelentertainment.com 630.863.7279	In Kind	85%

Schedule I